Exhibit 5



                                    December 17, 1998


IMS Health Incorporated
200 Nyala Farms
Westport, CT 06880

Ladies & Gentlemen:

     We have acted as counsel to IMS Health Incorporated, a Delaware corporation (the "Company"), in connection with the Registration Statement on

Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933,

as amended (the "Securities Act"), relating to 13,130,000 shares of the

Company's common stock, par value $0.01 per share (the "Common Stock"), which may be issued to employees in accordance with the 1998 IMS Health

Incorporated Non-Employee Directors' Stock Incentive Plan, the 1998 IMS

Health Incorporated Non-Employee Directors' Deferred Compensation Plan and the

1998 IMS Health Incorporated Employees' Stock Incentive Plan (the "Plans") and

the issuance of up to 1,313,000 options to purchase common stock ("Purchase

Options") pursuant to the 1998 IMS Health Incorporated Employees' Stock

Incentive Plan.  We understand that under the Company's Employees' Stock

Incentive Plan, the Company's Compensation and Benefits Committee may require,

as a condition to the grant of Purchase Options, a non-refundable payment by the employee of 10% of the exercise price.

     We have examined a copy of each Plan, the Registration Statement

(including the exhibits thereto) and the related Prospectuses (the

"Prospectuses").  In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements,

documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures,

the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

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     We hereby advise you that in our opinion:

     1. the original issue shares of Common Stock issuable pursuant to the Plans, when duly authorized and issued as contemplated by the Registration Statement, the related Prospectuses and the

        Plans, will be validly issued, fully paid and non-assessable;

        and

  2.    the Purchase Options issuable under the Employees' Stock

        Incentive Plan, when duly authorized and issued as contemplated by the Registration Statement and the Prospectus relating to the Employees' Stock Incentive Plan and by the Employees' Stock

        Incentive Plan and when paid for in accordance with the terms established by the Compensation and Benefits Committee will be validly issued and will be binding obligations of the Company.

 Our opinion set forth in paragraph 2 above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights, general equitable principles (whether considered in a proceeding in equity or at law)

and an implied covenant of good faith and fair dealing.

     We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New

York and the Delaware General Corporation Law.

     We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/SIMPSON THACHER & BARTLETT


                                    SIMPSON THACHER & BARTLETT